Exhibit 5.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

September 29, 2025

Rent the Runway, Inc.
10 Jay Street Brooklyn, New York 11201

Ladies and Gentlemen:

We have acted as counsel to Rent the Runway, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S‑1 (as amended, the “Registration Statement”) and the related prospectus (the “Prospectus”) relating to the Company’s pro rata distribution to its stockholders of transferable rights (the “Rights”) to purchase up to 3,063,725 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share at a subscription price of $4.08 per share and an aggregate maximum public offering price of up to $12,500,000.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents submitted to us as copies conform to authentic, complete originals, (iv) all documents filed with or submitted to the Commission through its Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system (except for required EDGAR formatting changes) conform to the versions of such documents reviewed by us prior to such formatting, (v) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (vi) all signatures on all documents that we reviewed are genuine, (vii) all natural persons executing documents had and have the legal capacity to do so, (viii) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (ix) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion: When the Rights have been issued in accordance with the terms of the offering described in the Prospectus, the Rights will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights.

When the Shares have been issued and delivered against payment therefor in accordance with the terms of the offering described in the Prospectus, the Shares will be validly issued, fully paid and non-assessable.

Rent the Runway, Inc.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP